UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2020

Equitrans Midstream Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-38629	83-0516635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Energy Drive Canonsburg, Pennsylvania	15317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 271-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ETRN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On June 16, 2020, EQM Midstream Partners, LP (EQM), a wholly owned subsidiary of Equitrans Midstream Corporation (ETRN), entered into a purchase agreement (the Purchase Agreement) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the Initial Purchasers), relating to the private offering and sale to eligible purchasers (the Notes Offering) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act), by EQM of $700,000,000 aggregate principal amount of new 6.000% senior notes due 2025 (the 2025 Notes) and $900,000,000 aggregate principal amount of new 6.500% senior notes due 2027 (the 2027 Notes and, together with the 2025 Notes, the Notes).

The Purchase Agreement contains certain representations, warranties, covenants and agreements of EQM and the Initial Purchasers and certain conditions to closing, obligations of EQM and the Initial Purchasers and termination provisions. EQM has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities.

On June 18, 2020, EQM completed the Notes Offering in accordance with the terms of the Purchase Agreement. The net proceeds from the Notes Offering were approximately $1,575.3 million, after deducting the Initial Purchasers’ discount and commissions and other estimated offering expenses payable by EQM in connection with the Notes Offering. EQM intends to use the net proceeds from the Notes Offering to repay a portion of the amounts outstanding under its $3 billion credit facility (the $3 Billion Facility) and the remainder of the net proceeds, if any, for general partnership purposes. The Notes were issued in a transaction exempt from the registration requirements of the Securities Act and resold by the Initial Purchasers in reliance on Rule 144A and Regulation S of the Securities Act.

The Initial Purchasers and their respective affiliates are full service financial institutions and have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with ETRN and its affiliates, including EQM. Certain affiliates of each of the Initial Purchasers are lenders under the $3 Billion Facility and, accordingly, will receive their pro rata share of the amounts used from the net proceeds of the Notes Offering to repay indebtedness under the $3 Billion Facility. The Bank of New York Mellon, which is a lender under the $3 Billion Facility, is an affiliate of the trustee under the indenture governing the Notes.

The Purchase Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Purchase Agreement. They are not intended to provide any other factual information about EQM, EQGP Services, LLC, the general partner of EQM (the General Partner) or their respective subsidiaries, affiliates, businesses or equity holders. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties are subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of EQM, the General Partner, or their respective subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated in this Item 1.01 by reference.

Indenture and Senior Notes

The Notes were issued under and are governed by an indenture, dated June 18, 2020 (the Indenture), between EQM and the Bank of New York Mellon Trust Company, N.A., as trustee (the Trustee). The Indenture contains covenants that limit EQM’s ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of EQM’s assets. The 2025 Notes will mature on July 1, 2025 and interest on the 2025 Notes is payable semi-annually on July 1 and January 1 of each year, commencing January 1, 2021. The 2027 Notes will mature on July 1, 2027 and interest on the 2027 Notes is payable semi-annually on July 1 and January 1 of each year, commencing January 1, 2021.

The Notes are unsecured and rank equally with all of EQM’s existing and future senior obligations. The Notes are senior in right of payment to any of EQM’s future obligations that are, by their terms, expressly subordinated in right of payment to the Notes. The Notes are effectively subordinated to EQM’s secured obligations, if any, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of EQM’s subsidiaries, other than any subsidiaries that may guarantee the Notes in the future.

EQM may, at its option, redeem some or all of the 2025 Notes and the 2027 Notes, in whole or in part, at any time prior to their maturity at the applicable redemption price as set forth in the Indenture.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), EQM may be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains certain events of default (each an Event of Default), including the following: (1) default in the payment of interest on such Notes when due that continues for 30 days; (2) default in the payment of principal of or premium, if any, on any such Notes when due, whether at its stated maturity, upon redemption or otherwise; (3) failure by EQM or any subsidiary guarantor, if any, to comply for 90 days with the other agreements with respect to such Notes contained in the Indenture after written notice by the Trustee or by the holders of at least 25% in principal amount of the outstanding Notes of such series; (4) certain events of bankruptcy, insolvency or reorganization of EQM or any subsidiary guarantor, if any, that is one of EQM’s Significant Subsidiaries (as defined in the Indenture); and (5) if such Notes are guaranteed by a subsidiary guarantor that is one of EQM’s Significant Subsidiaries, (a) the guarantee of that subsidiary guarantor ceases to be in full force and effect, except as otherwise provided in the Indenture; (b) the guarantee of that subsidiary guarantor is declared null and void in a judicial proceeding; or (c) that subsidiary guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series may declare the Notes of such series to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest on such Notes will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs, all outstanding Notes will become due and payable immediately without further action or notice on the part of the Trustee or any holders of the Notes.

The foregoing descriptions of the Indenture and the Notes are not complete and are qualified in their entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and which is incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 relating to the Indenture under the heading “Indenture and Senior Notes” is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of June 18, 2020, by and between EQM Midstream Partners, LP and the Bank of New York Mellon Trust Company, N.A., as trustee.

4.2	Form of Senior Note due 2025 (included as Exhibit A-1 to Exhibit 4.1).

4.3	Form of Senior Note due 2027 (included as Exhibit A-2 to Exhibit 4.1).

10.1	Purchase Agreement, dated June 16, 2020, by and between EQM Midstream Partners, LP and J.P. Morgan Securities LLC, as representative of the several initial purchasers named on Schedule 1 thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITRANS MIDSTREAM CORPORATION

Date: June 18, 2020	By:	/s/ Kirk R. Oliver
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer